Jones, Walker                        EXHIBIT 5
                            Waechter, Poitevent
                         Carrere & Denegre, L.L.P.



                                  February 11, 1998





          Gulf Island Fabrication, Inc.
          583 Thompson Road
          Houma, Louisiana   70363

          Gentlemen:

               We have acted as counsel for Gulf Island Fabrication, Inc., a Louisiana corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the offering by the Company of 1,000,000 shares (the "Shares") of common stock, $.01 par value for each share, pursuant to the terms of the Gulf Island Fabrication, Inc. Long-Term Incentive Plan (the "Plan").

               Based upon the foregoing and upon our examination of such matters as we deem necessary to furnish this opinion, we are of the opinion that the Shares have been duly authorized and, when issued upon the terms described in the Plan and the Registration Statement, will be validly issued and outstanding, fully paid and nonassessable.

               We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                      Very truly yours,

                                      JONES, WALKER, WAECHTER,
                                         POITEVENT, CARRERE & DENEGRE, L.L.P.



                                       By:     /s/ Margaret F. Murphy
                                           ----------------------------------
                                                   Margaret F. Murphy